SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2001

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (517) 636-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On February 6, 2001, The Dow Chemical Company ("Dow") and Union Carbide Corporation ("Union Carbide") consummated a merger whereby Transition Sub Inc., a wholly owned subsidiary of Dow ("Transition Sub"), was merged with and into Union Carbide pursuant to an Agreement and Plan of Merger, dated as of August 3, 1999, by and among Union Carbide, Dow and Transition Sub (the "Merger Agreement"). As a result of the merger, Union Carbide has become a wholly owned subsidiary of Dow.

Prior to the merger, the assets of Union Carbide were used to produce basic chemicals, polymers, specialties and intermediates using advanced process technologies. Dow intends to continue such uses for the assets of Union Carbide.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock of Union Carbide was converted into the right to receive 1.611 shares of common stock of Dow. Dow will exchange approximately 219 million treasury shares of Dow common stock for all of the issued and outstanding shares of Union Carbide common stock. In addition, each option to purchase Union Carbide common stock outstanding under Union Carbide’s stock option plans was converted into an option to purchase Dow common stock, with the number of shares and exercise price adjusted accordingly.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The required financial statements are not being filed with this initial report on Form 8-K, but will be filed by amendment hereto within the time frame allowed.

(b) The required pro forma financial information is not being filed with this initial report on Form 8-K, but will be filed by amendment hereto within the time frame allowed.

(c) Exhibits

2	Agreement and Plan of Merger, dated as of August 3, 1999, among Union Carbide Corporation, The Dow Chemical Company and Transition Sub Inc., incorporated by reference to Annex A to the proxy statment/prospectus included in The Dow Chemical Company's Registration Statement on Form S-4, File No. 333-88443, filed October 5, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 19, 2001

THE DOW CHEMICAL COMPANY

By: /S/ FRANK H. BROD
Name: Frank H. Brod
Title: Vice President and Controller

Exhibit Index

Exhibit Number	Description
2	Agreement and Plan of Merger, dated as of August 3, 1999, among Union Carbide Corporation, The Dow Chemical Company and Transition Sub Inc., incorporated by reference to Annex A to the proxy statment/prospectus included in The Dow Chemical Company's Registration Statement on Form S-4, File No. 333-88443, filed October 5, 1999.